May 10, 1995
                     GENERAL MAGNAPLATE CORPORATION (GMCC)

                 EARNINGS PER SHARE INCREASE FOR THIRD QUARTER

    General Magnaplate experienced growth during the third quarter as reflected by an increase of 7.5% in gross revenue in comparison to the same quarter last year. Net income increased 11.3% for the quarter and earnings per share were up 22.2%.

    The global demand for General Magnaplate's proprietary surface enhancements continues to show steady growth as reflected in the quarter's 35.2% increase in royalty income, a direct result of our licensees additional sales volume.

                         CONDENSED STATEMENT OF INCOME
                          NINE MONTHS ENDING MARCH 31

                                                      1995               1994
                                                   ----------         ----------
Gross Revenue ............................         $7,233,722         $7,414,317
Income Before Taxes ......................          1,246,251          1,453,122
Net Income ...............................            751,251            914,622
Earnings Per Share .......................         $      .26         $      .30

Avg. Shares Outstanding ..................          2,921,910          3,051,694

********************************************************************************

                         CONDENSED STATEMENT OF INCOME
                          THREE MONTHS ENDING MARCH 31

                                                      1995               1994
                                                   ----------         ----------
Gross Revenue ............................         $2,534,049         $2,356,561
Income Before Taxes ......................            537,588            455,262
Net Income ...............................            313,588            281,662
Earnings Per Share .......................         $      .11         $      .09

Avg. Shares Outstanding ..................          2,869,153          3,051,694